Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-136420, 333-151298 and 333-186729 on Form S-8 and 333-205082 on Form S-3 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, AG and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
New York, New York
February 22, 2016